Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita and Allergan Sign Binding Term Sheet for Bovine Collagen Raw

Material, Equipment and Technology License

For Immediate Release

October 18, 2007

Contact:	Albert J. Pavucek, Jr.
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, October 18, 2007 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, announced today that it has entered into a binding term sheet to acquire raw material, equipment and a technology license from Allergan, Inc. and its affiliate Allergan Sales, LLC for an aggregate purchase price of approximately $6.6 million in cash. Orthovita expects to make the purchase price payment in a lump sum on or about October 31, 2008. The term sheet provides for a definitive agreement to be entered into on or before November 1, 2007.

The raw material, equipment and license to be acquired from Allergan relate primarily to the production of Orthovita’s VITAGEL® Surgical Hemostat product, which combines the biomaterials bovine collagen and thrombin with the patient’s autologous plasma. The term sheet provides that Allergan, which currently supplies collagen for VITAGEL, will manufacture and supply specified quantities of collagen to Orthovita no later than October 31, 2008. These quantities are in addition to collagen to be supplied by Allergan to Orthovita under an existing supply arrangement. Additionally, under the term sheet, Allergan agreed to sell Orthovita certain collagen production and test equipment. Allergan also agreed to grant Orthovita a non-exclusive, perpetual, royalty-free, irrevocable license to certain collagen production process technology and know-how. The license rights are limited to certain uses, including those related to the processing and production of collagen for surgical hemostats.

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Antony Koblish, President and Chief Executive Officer of Orthovita, said, “This transaction sets our company up for enhanced supply and manufacturing stability of VITAGEL over the long-term by allowing us to have better control of a key product component. In addition, acquiring the production equipment and license will give us the opportunity to integrate a new technology platform and capability into the company.”

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize novel synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals, Inc., and we continue to pursue similar relationships with other companies in biomaterials.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory approval, demand and market acceptance of our products; the development of our sales network; the adequacy of inventory; our ability to manufacture products; timing of any submissions to the FDA related to CORTOSS approval; the approval by applicable regulatory authorities of any facility that manufactures our products or their raw materials; the adequacy of available resources; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risks Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.